Exhibit 99.1

GLYCOMIMETICS REPORTS PROGRAM UPDATES

AND THIRD QUARTER 2017 RESTULTS

-	Ongoing discussions with U.S. Food and Drug Administration (FDA) regarding regulatory path for GMI-1271, including planned Phase 3 trial initiation in mid-2018
-	Pro forma cash balance of $132.1 million as of September 30
-	Two abstracts accepted as oral presentations at the 2017 American Society of Hematology (ASH) meeting in December
-	Phase 3 clinical trial of rivipansel on track for completion in second half of 2018

ROCKVILLE, MD, November 8, 2017 – GlycoMimetics, Inc. (NASDAQ: GLYC) today reported progress on its clinical development programs and its financial results for the third quarter and nine months ended September 30, 2017.

The Company will host a conference call and webcast to provide a corporate update and report its third-quarter 2017 financial results today at 8:30 a.m. ET.  The dial-in number for the conference call is (844) 413-7154 for domestic participants and (216) 562-0466 for international participants with participant code 8794188. A webcast replay will be available via the “Investors” tab on the GlycoMimetics website for 30 days following the call. A dial-in phone replay will be available for 24 hours after the close of the call by dialing (855) 859-2056, participant code 8794188.

“In the third quarter of 2017, we initiated productive discussions with the FDA to review data emerging from the ongoing Phase 1/2 clinical trial of our specific E-selectin inhibitor product candidate, GMI-1271, for the treatment of acute myeloid leukemia (AML) and to plan a mid-2018 start of the Phase 3 trial. The discussions reflect the FDA’s granting of Breakthrough Therapy designation to GMI-1271 for the treatment of relapsed/refractory AML patients. Our focus is on finalizing the design of the registrational trial in relapsed/refractory disease.  While in the near term we are preparing to provide an update on the GMI-1271 program via two oral presentations at the ASH meeting, we also continue to make progress across our clinical pipeline and in the preclinical arena,” stated Rachel King, Chief Executive Officer.

Key Operational Highlights for the Third Quarter of 2017:

•

GlycoMimetics engaged with the FDA under the terms of the Breakthrough Therapy designation the Company received in May. Discussions are focused on the design of a Phase 3 clinical trial protocol, including appropriate endpoints to capture GMI-1271’s potential benefits and a plan for other aspects of the program required for registration.

•

Data related to GMI-1271 will be highlighted in two oral presentations at the 59th American Society of Hematology (ASH) Annual Meeting and Expo. The ASH meeting will take place in Atlanta, GA, December 9-12, 2017. The oral presentations at the ASH meeting will include results from the ongoing Phase 1/2 clinical trial of GMI-1271, as well as a preclinical study in which the mechanism by which E-selectin mediates resistance to chemotherapy was observed. In the Phase 1/2 clinical trial, improved clinical outcomes were seen in both relapsed/refractory and newly diagnosed AML patients following treatment with GMI-1271. The preclinical data point to E-selectin dependent upregulation of tumor survival pathways, which are inhibited by GMI-1271.

•

The rivipansel Phase 3 trial, being conducted by the Company’s collaborator Pfizer, is evaluating patients hospitalized for vaso-occlusive crisis of sickle cell disease.  Pfizer reports that the study remains on track for completion in the second half of 2018.

Third Quarter 2017 Financial Results:

•

Cash position: As of September 30, 2017, GlycoMimetics had cash and cash equivalents of $112.9 million as compared to $40.0 million as of December 31, 2016.  The Company raised $86.8 million in net proceeds from a public offering of common stock completed in May 2017.  Subsequent to September 30, the Company raised an additional $19.2 million in net proceeds under an at-the-market equity facility, resulting in a pro forma cash balance of $132.1 million as of September 30.

•

R&D Expenses: The Company’s research and development expenses decreased slightly to $5.8 million for the quarter ended September 30, 2017 as compared to $5.9 million for the third quarter of 2016. The decrease was primarily caused by lower clinical trial expenses related to the Phase 1/2 clinical trial of GMI-1271 for the treatment of AML due to patient enrollment completion in May 2017 and a decrease in costs for non-clinical toxicology studies and clinical studies for GMI-1359. These decreases were offset in part by additional costs related to the manufacturing of Phase 3 clinical supplies of GMI-1271.

•

G&A Expenses: The Company’s general and administrative expenses increased to $2.4 million for the quarter ended September 30, 2017 as compared to $2.0 million for the third quarter of 2016.  These increases were primarily attributable to annual salary adjustments and stock-based compensation expense from 2017 equity awards to employees and directors.

•	Shares Outstanding: Shares of common stock outstanding as of September 30, 2017 were 32,737,799.

About GMI-1271

GMI-1271 is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial that has now completed enrollment, GMI-1271 is being evaluated in both newly diagnosed elderly and relapsed/refractory patients with acute myeloid leukemia (AML). In both populations in this trial, patients treated with GMI-1271 together with standard chemotherapy have achieved higher than expected remission rates based on historical controls, as well as lower than expected induction-related mortality rates. Importantly, treatment in these patient populations has been well tolerated with minimal adverse effects.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4. Since E-selectin and CXCR4 are both adhesion molecules that keep cancer cells in the bone marrow, the Company believes that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of both liquid and solid tumors that affect the bone marrow, as compared to targeting CXCR4 alone. GMI-1359 is currently being evaluated in a Phase 1 clinical trial.

About Rivipansel

Rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis (VOC) in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by GlycoMimetics’ strategic collaborator, Pfizer.  Sickle cell disease is a genetic disease that, according to the U.S. Centers for Disease Control and Prevention, affects millions of people throughout the world, including an estimated 90,000 to 100,000 people in the United States. VOC is one of the most severe complications of sickle cell disease.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.   GlycoMimetics' most advanced drug candidate, rivipansel, a pan-selectin antagonist, is being developed for the treatment of vaso-occlusive crisis in sickle cell disease and is being evaluated in a Phase 3 clinical trial being conducted by its strategic collaborator, Pfizer.  GlycoMimetics' wholly-owned drug candidate, GMI-1271, an E-selectin antagonist, is being evaluated in an ongoing Phase 1/2 clinical trial as a potential treatment for AML and in a Phase 1 clinical trial for the treatment of multiple myeloma. The FDA has granted GMI-1271 Breakthrough Therapy designation for the treatment of adult AML patients with relapsed/refractory disease. GlycoMimetics has also initiated a Phase 1 clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates, including the expected timing of completion of clinical trials and the presentation of clinical data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K that was filed with the U.S. Securities and Exchange Commission (SEC) on March 1, 2017, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Revenue	$—	$18	$—	$18

Costs and expenses:
Research and development expense	5,780	5,921	17,380	17,221
General and administrative expense	2,402	1,984	7,016	6,352
Total costs and expenses	8,182	7,905	24,396	23,573

Loss from operations	(8,182)	(7,887)	(24,396)	(23,555)

Other income	232	32	373	74

Net loss and comprehensive loss	$(7,950)	$(7,855)	$(24,023)	$(23,481)

Net loss per common share – basic and diluted	$(0.24)	$(0.34)	$(0.86)	$(1.14)
Weighted average common shares – basic and diluted	32,724,010	23,049,347	27,814,781	20,638,129

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2017	2016
	(unaudited)

Cash and cash equivalents	$112,873	$40,042

Working capital	107,357	34,187

Total assets	115,822	42,388

Total liabilities	7,258	7,087

Total stockholders' equity	108,564	35,301